Exhibit 99.2
Hallwood to spend $90 million in county
Thursday, May 17, 2007 7:22 PM CDT
Dallas company plans 25 wells, more in 2008
By Warren Watkins
The Daily Citizen
Hallwood Petroleum, a natural gas exploration and development company, has a $90 million 2007 operational budget for White County. With more than 480,000 acres leased in 11 Arkansas counties, Hallwood is one of the major investors in the current development of the Fayetteville Shale play.
The subsidiary of Hallwood Energy has two drilling rigs operating in White County with another scheduled to begin in mid-June, according to Rick Taylor, district superintendent.
“We have one well being drilled now south of Floyd and another being drilled west of Romance,” Taylor said. “We expect to drill 25 wells in White County this year and more in 2008.”
In the Fayetteville Shale, the company has 40 wells planned through this year. The three White County rigs are expected to drill three wells per month.
Hallwood is currently laying a 12-mile pipeline reaching from Faulkner County through Romance, by Floyd, and extending south to El Paso Road using six, eight and 12-inch lines.
“We have six people working in our Searcy office now, and may be adding additional staff in the fourth quarter of the year in the land and operations departments,” Taylor said, “At any one time we have a minimum of 100 contract workers on the ground in White County.”
Subcontractors used by Hallwood locally include Union Drilling, with headquarters in the Doniphan Industrial Park on the east edge of Searcy, and Satterfield Pipeline Company, headquartered in Norfork.
“We expect our first gas sales to be July 15,” Taylor said. “We will be producing 25 million cubic feet of gas by the end of the year and hoping to be producing 90 to 100 million cubic feet by the end of next year.”
Hallwood’s production lines are tied into a pipeline owned by Centerpoint Energy. A compressor station is located at Opal Road and Ridge Road.
“The compressor station is quiet and unnoticeable,” Taylor said. “It’s off the road, and fenced, and produces a low-range rumble. It meets all the safe air guidelines.”
A second compressor site is at Hwy. 5 and Red Hill Road and is known as the Walker booster site.

The company is still signing gas leases, Taylor said.
“We still have an ongoing, active leasing program, and are still acquiring leases in the area,” Taylor said.
A typical lease is being signed by Hallwood and other gas companies in the range of $550 per net mineral acre up front and a 3/16 royalty, Taylor said.
The company has district offices in Searcy and Lafayette, La.